Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated September 24, 2014

between

APELLIS PHARMACEUTICALS, INC.

and

POTENTIA PHARMACEUTICALS, INC.

- i -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER		23
3.1	Organization, Qualification and Corporate Power	23
3.2	Capitalization	23
3.3	Authorization of the Transaction	23
3.4	Noncontravention	24

ARTICLE IV PRE-CLOSING COVENANTS		24
4.1	Closing Efforts	24
4.2	Governmental and Third-Party Notices and Consents	24
4.3	Stockholder Approval	24
4.4	Operation of Business	25
4.5	Access to Information	26
4.6	Notice of Breaches	27
4.7	Exclusivity	27
4.8	FIRPTA Tax Certificate	28
4.9	Conduct of AMD Program and Phase 1 Clinical Trial	28
4.10	Seller’s Right to Raise Capital	29
4.11	280G	30

ARTICLE V CONDITIONS TO CLOSING		30
5.1	Conditions to Obligations of each Party	30
5.2	Conditions to Obligations of the Buyer	30
5.3	Conditions to Obligations of the Seller	31

ARTICLE VI POST-CLOSING COVENANTS		32
6.1	Proprietary Information	32
6.2	Solicitation and Hiring	32
6.3	[Intentionally Omitted.]	32
6.4	Tax Matters	33
6.5	Sharing of Data	33
6.6	Use of Name	33
6.7	Cooperation in Litigation	33
6.8	Reorganization of Seller	34

ARTICLE VII INDEMNIFICATION		34
7.1	Indemnification by the Seller	34
7.2	Indemnification by the Buyer	34
7.3	Indemnification Claims	35
7.4	Survival of Representations and Warranties	36
7.5	Limitations	37
7.6	Disbursement of Buyer Holdback Shares	37
7.7	Treatment of Indemnity Payments	38

ARTICLE VIII TERMINATION		38
8.1	Termination of Agreement	38
8.2	Effect of Termination	39

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ARTICLE IX DEFINITIONS		39

ARTICLE X MISCELLANEOUS		52

10.1	Press Releases and Announcements	52
10.2	No Third Party Beneficiaries	52
10.3	Entire Agreement	52
10.4	Succession and Assignment	52
10.5	Counterparts and Facsimile Signature	52
10.6	Headings	52
10.7	Notices	52
10.8	Governing Law	53
10.9	Amendments and Waivers	53
10.10	Severability	53
10.11	Expenses	54
10.12	Submission to Jurisdiction	54
10.13	Specific Performance	54
10.14	Construction	54

Exhibits

Exhibit A -	Bill of Sale
Exhibit B -	Patent Assignment
Exhibit C -	Trademark Assignment
Exhibit D -	Instrument of Assumption
Exhibit E -	Voting Agreement
Exhibit F -	Investment Questionnaire

Schedules

Schedule 1.1(b) -	Excluded Assets
Schedule 1.2(a) -	Assumed Liabilities
Schedule 4.9(e) -	Assessment Committee
Schedule 6.8 -	Transferred Employees
Disclosure Schedule

- iii -

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of September 24, 2014 by and between Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), and Potentia Pharmaceuticals, Inc., a Delaware corporation (the “Seller”).

This Agreement contemplates a transaction in which the Buyer or its Nominee will purchase substantially all of the assets and assume certain of the liabilities of the Seller.

It is intended that the purchase of the Seller’s assets followed by the merger of Seller into Potentia Holding LLC (which will be a limited liability company taxed as a partnership for U.S. federal income tax purposes) will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and the Parties hereby adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE ASSET PURCHASE

1.1 Purchase and Sale of Assets.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer or its Nominee shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer or its Nominee, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.

(b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

1.2 Assumption of Liabilities.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer or such Nominee shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

(b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, neither the Buyer nor such Nominee shall assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

1.3 Transaction Consideration. The consideration to be paid by the Buyer for the Acquired Assets at the Closing shall be 8,200,000 shares of Buyer Common Stock (such number of shares being subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Buyer Common Stock occurring after the date of this Agreement and prior to the Closing).

1.4 Buyer Holdback Shares. At the Closing, the Buyer Holdback Shares shall be withheld by the Buyer for the purpose of securing the indemnification obligations of the Seller set forth in this Agreement.

1.5 The Closing.

(a) The Closing shall take place at the offices of WilmerHale in Boston, Massachusetts commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b) At the Closing:

(i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;

(ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.3;

(iii) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit A, one or more patent assignments in substantially the form attached hereto as Exhibit B, one or more trademark assignments in substantially the form attached hereto as Exhibit C, and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv) the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit D and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v) the Buyer shall deliver to the Seller a certificate for the Buyer Closing Shares;

(vi) the Seller shall execute and deliver to the Buyer the Voting Agreement;

(vii) the Seller shall execute and deliver to the Buyer counterparts of the Notice of First Refusal and Co-Sale Agreement, dated July 30, 2013, and the Voting Agreement, dated July 30, 2013, as a “Common Holder” thereunder;

(viii) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

(ix) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.6 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. If a Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Transaction Consideration, (b) from and after the Closing, the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing and (c) until such Deferred Consent is obtained, the Seller and the Buyer will cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Buyer and the Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis.

1.7 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Article II, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of each of Cedric Francois, Pascal Deschatelets and Federico Grossi, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Seller with respect to the matter in question.

2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws. The Seller is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

2.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Seller consists of (a) of (i) 30,000,000 shares of Common Stock of which there are 17,648,114 shares of Common Stock issued and outstanding and 12,381,449 shares of Common Stock are held by the Seller as treasury stock, (ii) 2,950,352 shares of 2006 Preferred Stock, all of which are issued and outstanding, and (iii) 6,629,821 shares of 2007 Preferred Stock, all of which are issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all stockholders of the Seller, indicating the number and class or series of shares of capital stock of the Seller held by each stockholder and (for shares other than common stock) the number of shares of Common Stock (if any) into which such shares are convertible, (ii) all outstanding options, warrants or other instruments giving any party the right to acquire any of capital stock of the Seller, indicating (A) the holder thereof, (B) the number and class or series of capital stock of the Seller subject thereto and (for shares other than Common Stock) the number of shares of Common Stock (if any) into which such shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each such option, warrant or other instrument. There are no outstanding agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the redemption of any of its capital stock.

2.3 Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Seller’s stockholders, the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. Without limiting the generality of the foregoing, the Board of Directors of the Seller, at a meeting duly called and held, by the unanimous vote of all directors determined that the sale of assets contemplated by this Agreement is fair to and in the best interests of the Seller and its stockholders, approved this Agreement in accordance with the Delaware General Corporation Law, directed that such asset sale be submitted to the stockholders of the Seller for their approval, and resolved to recommend that the stockholders of the Seller vote in favor of the approval of such asset sale. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.4 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Seller Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Seller Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.

2.5 Subsidiaries.

(a) The Seller does not have any Subsidiaries.

(b) The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

2.6 Financial Statements.

(a) The Seller has provided to the Buyer the Financial Statements. The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present the financial position of the Seller as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Seller, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

(b) Seller maintains accurate books and records reflecting its assets and liabilities and maintains proper and effective internal control over financial reporting that provides reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for Seller’s assets, (iii) access to assets of Seller is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Seller is compared with existing assets at regular intervals and (v) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect, and (b) the Seller has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8 Undisclosed Liabilities. The Seller does not have any liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9 Tax Matters.

(a) All Tax Returns required to be filed by Seller have been timely filed after giving effect to any extensions. All such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by Seller that are due and payable have been timely paid, whether or not shown on any Tax Return. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Seller has withheld or collected all Taxes required by law to have been withheld or collected by the Seller and, to the extent required, has properly paid over such Taxes to the appropriate Governmental Entities, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

(c) There are no Security Interests for Taxes upon any of the Acquired Assets other than Security Interests for current Taxes not yet due and payable.

(d) Seller has not made any payment, is not obligated to make any payment and is not a party to any agreement, contract or arrangement that could obligate it to make any payment, that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) in connection with the transactions contemplated by this Agreement.

(e) No examination or audit or other action of or relating to any Tax Return of Seller by any Governmental Entity is currently in progress or, to the knowledge of Seller, threatened or contemplated. No deficiencies for Taxes of Seller have been claimed, proposed or assessed by any Governmental Entity. Seller has not been informed by any jurisdiction in which Seller does not file a Tax Return that the jurisdiction believes that Seller was required to file any

Tax Return that was not filed or is subject to Tax in such jurisdiction. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return, or the period for assessment or collection of any Taxes, of Seller. Seller has not executed or filed any power of attorney with any taxing authority which is still in effect.

(f) Neither Seller nor any Affiliate of Seller has participated in any “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local law. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) No Acquired Asset is treated as “tax exempt use property” within the meaning of Section 168(h) of the Code or is required to be depreciated under the “Alternative Depreciation System” under Section 168(g)(2) of the Code.

(h) None of the Acquired Assets are United States real property interests within the meaning of Section 897(c)(1) of the Code.

(i) Seller has delivered or made available to Buyer true, complete and correct copies of (i) all Tax Returns of Seller for all taxable periods for which the statute of limitations has not yet expired; (ii) complete and correct copies of all private letter rulings, revenue agent reports, audit reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of Seller relating to Taxes for all taxable periods for which the statute of limitations has not yet expired; and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Seller.

(j) Seller (i) has not been a member of a group filing consolidated, combined, unitary or similar Tax Returns, (ii) has no Liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law) (other than another Seller Party), as a transferee or successor, by contract or otherwise, and (iii) is not a party to or bound by, and does not have any continuing obligation under, any Tax sharing, Tax indemnity, Tax allocation or any other agreement of a similar nature.

(k) Seller has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Seller been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l) Seller has not taken or agreed to take any action which would prevent the purchase of Seller’s assets followed by the distribution of the Buyer Closing Shares and the Buyer Holdback Shares to Seller’s stockholders in liquidation of Seller via either a conversion of

Seller into a limited liability company or the merger of Seller into Seller’s sole shareholder, which is a limited liability company taxed as a partnership, from qualifying as a reorganization under Section 368(a) of the Code.

2.10 Ownership and Condition of Assets.

(a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10(a)(i) of the Disclosure Schedule. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.10(a)(ii) of the Disclosure Schedule.

(b) The Acquired Assets are sufficient for the conduct of the Seller’s business as presently conducted and constitute all the assets used by the Seller in such business. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

2.11 Owned Real Property. The Seller has never owned any real property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Seller has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease is assignable by the Seller without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) to the knowledge of the Seller, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g) the Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller of the property subject thereto.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists all Seller Owned Intellectual Property Registrations and Seller Exclusively Licensed Intellectual Property Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Seller Owned Intellectual Property Registrations to the Seller have been properly executed and recorded and all exclusive licenses granted to Seller of Seller Exclusively Licensed Intellectual Property Registrations remain in force and are enforceable in accordance with their terms. To the knowledge of the Seller, all issued Patent Rights and issued Trademarks included in the Seller Owned Intellectual Property Registrations and Seller Exclusively Licensed Intellectual Property Registrations are valid and enforceable, all patent applications and trademark registrations included in the Seller Owned Intellectual Property Registrations and Seller Exclusively Licensed Intellectual Property Registrations that have not yet issued remain pending, and all application, issuance, renewal, maintenance and other payments that are or have become due with respect to the Seller Owned Intellectual Property Registrations and Seller Exclusively Licensed Intellectual Property Registrations have been timely paid by or on behalf of the Seller or the applicable licensor.

(b) There are no inventorship challenges, opposition, post-grant review or nullity proceedings or interferences declared or commenced or, to the knowledge of the Seller, threatened, with respect to any Patent Rights included in the Seller Owned Intellectual Property Registrations and, to the knowledge of the Seller, there are no inventorship challenges, opposition, post-grant review or nullity proceedings or interferences declared, commenced or threatened with respect to any Patent Rights included in the Seller Exclusively Licensed Intellectual Property Registrations. The Seller has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all patent and trademark applications included in the Seller Owned Intellectual Property Registrations and has made no material misrepresentation in such applications. The Seller has no knowledge of any information that would preclude the Buyer from having clear title to or a valid and enforceable license under the Seller Owned Intellectual Property Registrations or the Seller Exclusively Licensed Intellectual Property Registrations, as applicable, or materially and adversely affecting the patentability, registrability or, in the case of an issued Patent Right, enforceability of any Seller Owned Intellectual Property Registrations or Seller Exclusively Licensed Intellectual Property Registrations. There has been no public disclosure by the Seller of any Seller Owned Intellectual Property or Seller Exclusively Licensed Intellectual Property that is claimed in any Patent Rights included in the Seller Owned Intellectual Property Registrations or Seller Exclusively Licensed Intellectual Property Registrations, or, to the knowledge of the Seller, by any third party, including in trade publications or at trade shows, prior to filing of the first Seller Owned Intellectual Property

Registration or Seller Exclusively Licensed Intellectual Property Registrations with respect thereto.

(c) Each item of Seller Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer immediately following the Closing on the same terms and conditions as it was immediately prior to the Closing. The Seller is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of any Security Interests. To the knowledge of the Seller, the Seller Intellectual Property and the Buyer’s Intellectual Property constitute all Intellectual Property necessary to Exploit APL-2 in the form existing as of the date of this Agreement in the manner so done currently and contemplated to be done in the future under the Development Plan.

(d) The Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property, and to maintain in confidence all Seller Owned Intellectual Property that, consistent with reasonable business practices, would be expected to be maintained in confidence or as a trade secret. To the knowledge of the Seller, there has been no: (i) unauthorized disclosure by the Seller of any third party proprietary or confidential information in the possession, custody or control of the Seller, or (ii) breach of the Seller’s security procedures wherein confidential information of the Seller or confidential information of any other person held by the Seller has been disclosed to an unauthorized third person.

(e) To the knowledge of the Seller, the Exploitation of the Product Candidates in the form existing as of the date of this Agreement do not infringe or constitute a misappropriation of, or in the past have infringed or constituted a misappropriation of, any Intellectual Property rights of any third party. No written complaint, claim or notice, or written threat of any of the foregoing (including any written notification that a license under any patent is or may be required), has been received by the Seller alleging any such infringement or misappropriation and no written request or demand for indemnification or defense has been received by the Seller from any licensee, distributor, user or any other third party.

(f) To the knowledge of the Seller, no person (including any current or former employee or consultant of the Seller) is infringing or misappropriating any of the Seller Owned Intellectual Property or any Seller Licensed Intellectual Property which is exclusively licensed to the Seller. The Seller has made available to the Buyer copies of all written correspondence, analyses, legal opinions, complaints, claims, notices or threats received by Seller concerning the infringement or misappropriation of any Seller Owned Intellectual Property and, to the extent in the possession of Seller, of any Seller Licensed Intellectual Property which is exclusively licensed to the Seller.

(g) Section 2.13(g) of the Disclosure Schedule identifies each agreement pursuant to which the Seller has assigned, licensed or otherwise granted any right to receive an assignment or license to any person, or covenanted not to assert any right, with respect to any Seller Intellectual Property. The Seller has not agreed to indemnify any person against any infringement or misappropriation of any Intellectual Property rights. The Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h) Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller licenses or Exploits it (excluding off-the-shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property.

(i) Each current or former employee of the Seller and each current or former independent contractor of the Seller has executed a valid, binding and enforceable written agreement expressly assigning to the Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of and within the scope of such employee’s employment or such independent contractor’s work for the Seller, and all Intellectual Property rights therein.

(j) The Seller has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of any Product Candidate or any facilities or equipment used in connection therewith.

2.14 Regulatory Matters.

(a) The Seller is developing, testing, labeling, packaging, manufacturing, distributing, and storing, and at all times has developed, tested, labeled, packaged, manufactured, distributed, and stored the Product Candidates in compliance in all material respects with (i) the FDA Act and applicable implementing regulations and guidances issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing practices, good laboratory practices, good clinical practices and investigational use, in each case, for a new drug product, (ii) the laws of the European Union and applicable implementing regulations and guidelines issued by applicable Governmental Entities in the European Union, including the EMA, and (iii) any other applicable Governmental Entities in any other country where the Seller has actually developed, tested, labeled, packaged, manufactured, distributed or stored the Product Candidates. The Seller has not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other Governmental Entity alleging that any operation or activity of the Seller is in material violation of the FDA Act or the respective counterparts thereof promulgated by applicable state Governmental Entities or Governmental Entities outside the United States.

(b) The Seller has made available to the Buyer, with respect to the Product Candidates, complete and correct copies, as of the date of this Agreement, of (i) all INDs or Clinical Trial Applications (“CTAs”) submitted to the FDA or to any other Governmental Entity, respectively, (ii) all foreign counterparts to the INDs and CTAs (in any other country where the Seller has undertaken any action to develop, test, label, manufacture, distribute or store the Product Candidates), (iii) all supplements to and amendments of the items set forth in clauses (i)

and (ii) and (vi) all material correspondence with the FDA or with any other Governmental Entity located in the United States or European Union with respect to the Product Candidates. All information, claims, reports, statistics, and other data and conclusions submitted by the Seller in connection with the INDs and the CTAs and any foreign counterparts thereof and in all supplements to and amendments of the same were true, complete and correct in all material respects as of the applicable date of submission and were in compliance in all material respects with all applicable laws as of the respective dates such filings were made.

(c) All preclinical studies and clinical trials, and other studies and tests of the Product Candidates conducted by or on behalf of the Seller have been, and if still pending are being, conducted in material compliance, to the extent applicable, with the applicable protocol for such study or trial, good laboratory practices, good clinical practices and all applicable laws, including the FDA Act and the respective counterparts thereof outside the United States, including, as applicable, the laws of the European Union. No clinical trial conducted by or on behalf of the Seller has been terminated or suspended prior to scheduled completion, and neither the FDA nor any other applicable Governmental Entity, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Seller has initiated, or, to the Seller’s knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation of the Product Candidates conducted or proposed to be conducted by or on behalf of the Seller. The Seller has not received any written notice that the FDA or any other Governmental Entity has commenced, or, to the Seller’s knowledge, threatened in writing to initiate, any action to withdraw or suspend an IND, or commenced or, to the Seller’s knowledge threatened in writing to initiate, any action to enjoin production of any Product Candidate at any of its or its suppliers’ facilities. No clinical investigator who has conducted or, if still pending, is conducting any clinical trial sponsored by or on behalf of the Seller has been disqualified from receiving investigational products by the FDA or any other Governmental Entity or received any written notice from the FDA or any other Governmental Entity of an intent to initiate such disqualification proceedings.

(d) The Seller is not subject to any investigation that is pending or, to the knowledge of the Seller, that is pending and not served or threatened or that has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) or the Federal False Claims Act (31 U.S.C. §3729) (known as the “Federal False Claims Act”).

(e) The Seller has not submitted any claim for payment to any government healthcare program in connection with any referrals that violated any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (known as the “Stark law”), or any applicable state self-referral law.

(f) The Seller has not submitted any claim for payment to any government healthcare program in violation of any laws relating to false claims or fraud, including the Federal False Claim Act or any applicable state false claim or fraud law.

(g) The Seller has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) HIPAA and (ii) any applicable privacy laws.

(h) All manufacturing operations conducted for the benefit of the Seller have been and are being conducted in material compliance with applicable laws, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations and the respective counterparts thereof promulgated by state Governmental Entities, or Governmental Entities in countries outside the United States. To the Seller’s knowledge, none of the Seller’s suppliers or contract manufacturers has received an FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters” or “untitled letters”, in each case, related to or affecting any Product Candidate. The Seller has made available to the Buyer copies of all material (i) reports of inspection observations, if any, relating to the Product Candidates received by the Seller, (ii) establishment inspection reports relating to the Product Candidates received by the Seller, and (iii) warning letters relating to the Product Candidates received by the Seller, if any, as well as any other documents received by the Seller, or to its knowledge, its suppliers or contract manufacturers from the FDA or other applicable Governmental Entities relating to the Product Candidates or arising out of the development of the Product Candidates that assert past or ongoing lack of compliance with any applicable laws by the Seller, and to its knowledge, its suppliers and contract manufacturers relating to clinical development of the Product Candidates.

(i) Section 2.14(i) of the Disclosure Schedule sets forth a list of (i) all Product Candidate recalls, field notifications, investigator notices, safety alerts, “serious adverse event” reports or other notices of action relating to an alleged lack of safety or regulatory compliance issued by the Seller or by contracting persons acting on behalf of the Seller (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Seller’s knowledge, any material Product Candidate complaints that are currently unresolved.

(j) The Seller has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable laws. None of the Seller or, to the Seller’s knowledge, any of its officers, key employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable law, including 21 U.S.C. Section 335a. To the Seller’s knowledge, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion of the Seller are pending or threatened against the Seller or any of its officers, employees or agents. All documents filed by the Seller with the FDA or any other Governmental Entity with respect to the Product Candidates, or the manufacturing, handling, storage or shipment of the Product Candidates were, at the time of filing, true, complete and accurate in all material respects, no adverse event information has come to the attention of the Seller that is materially different in terms of the incidence, severity or nature of such adverse events than any which were filed as safety updates to the documents filed by the Seller with the FDA or any other Governmental Entity with respect to the Product Candidates, and all written data summaries prepared by the Seller that were included in documents filed with the FDA or any other Governmental Entity with respect to the Product Candidates and that are based on clinical studies conducted or sponsored by the Seller accurately summarize in all material respects the corresponding raw data underlying such summaries.

(k) The Seller is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity.

(l) The Seller has disclosed to the Buyer all material information known by the Seller with respect to the safety and efficacy of the Product Candidates from nonclinical and/or clinical studies.

(m) The Seller has not received any written notice questioning the good standing with the FDA or any other Governmental Entity of any of the documents filed by the Seller with the FDA or any other Governmental Entity with respect to the Product Candidates or the manufacturing, handling, storage or shipment of the Product Candidates. The Seller has made available to the Buyer complete and accurate copies of all documents filed by the Seller with the FDA or any other Governmental Entity with respect to the Product Candidates. The Seller has filed with the FDA and other applicable Governmental Entity all required notices, registration applications, order forms, reports, supplemental applications and annual or other reports or documents, including adverse experience reports, that are material to the continued development or handling of the Product Candidates.

2.15 Contracts.

(a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement providing for any royalty, milestone or similar payments by the Seller with respect to the development or sale of any product;

(iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v) any agreement (or group of related agreements) under which the Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee)

indebtedness (including capitalized lease obligations) or under which it has imposed (or may be required to impose) a Security Interest on any of its assets, tangible or intangible;

(vi) any agreement for the disposition of any significant portion of the assets or business of the Seller or any agreement for the acquisition of the assets or business of any other person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii) any agreement concerning confidentiality, noncompetition or non-solicitation (excluding any confidentiality agreements with service providers, suppliers or employees of the Seller containing terms and conditions substantially as set forth in the Seller’s standard form of agreement, copies of which have previously been delivered or made available to the Buyer);

(viii) any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement, other than offer letters with employees (the form of which has been made available to the Buyer) providing for “at will” employment in the form used by the Seller in the Ordinary Course of Business;

(ix) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(x) any agreement involving any current or former officer, director or stockholder of the Seller or any Affiliate thereof;

(xi) any agreement not otherwise listed in Section 2.15(a) of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;

(xii) any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xiii) any agreements relating to grants, funding or other forms of assistance, including loans with interest at below market rates, received by the Seller from any Governmental Entity;

(xiv) any agreement that would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Seller or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted; and

(xv) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b) The Seller has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.

2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Seller. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Seller will not be liable for retroactive premiums or similar payments, and the Seller is otherwise in compliance in all material respects with the terms of such policies. The Seller has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

2.18 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Seller. There are no judgments, orders or decrees outstanding against the Seller.

2.19 Employees.

(a) Section 2.19(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all employees of the Seller, along with the position, date of hire, annual rate of compensation, target annual incentive compensation of each such person, immigration status and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). Each of such employees is retained at-will and none of such employees is a party to an employment agreement or contract with the Seller. Each current and former employee of the Seller has entered into the Seller’s standard form of proprietary information and inventions assignment agreement, a copy of which has previously been delivered to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The Seller is in material compliance with all applicable laws relating to the employment of employees, including the hiring, classification and termination of employees.

(b) The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any actual, or had any knowledge of any threatened, strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union or works council with respect to employees of the Seller.

(c) Other than shares of the capital stock of the Buyer, no director, officer or other key employee of the Seller, or any Affiliate of any of the foregoing (other than a portfolio company in which any person is an investor but does not control the day to day operations of such company), owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business substantially the same as or directly competitive with the business of the Seller.

(d) Section 2.19(d) of the Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by the Seller, where the agreement with such consultant or independent contractor requires the Seller to pay more than $50,000 after the date of this Agreement or provides for the transfer or creation of Intellectual Property, along with the position, date of retention and rate of remuneration for each such person. None of such consultants or independent contractors is a party to a written agreement or contract with the Seller. Each consultant and independent contractor has entered into the Seller’s standard form of proprietary information and inventions assignment agreement with the Seller, the form of which has previously been made available to the Buyer.

(e) The Seller has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Seller has never had any leased employees.

(f) The Seller has made available to the Buyer complete and accurate copies of all of the Seller’s written employee handbooks, employment manuals, employment policies, or affirmative action plans. The Seller has no material unwritten employment policies.

2.20 Employee Benefits.

(a) Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans. Complete and accurate copies of (i) all Seller Plans, together with all amendments thereto, (ii) all related trust agreements, insurance contracts and summary plan descriptions, (iii) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the most recent plan year for each Seller Plan, (iv) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the most recent year, (v) all disclosures received by the Seller with respect to ERISA Section 408(b)(2) or provided by a Seller Plan pursuant to ERISA Section 404(a) and (vi) any written or electronic communications from or to the Internal Revenue Service, the DOL or any other Governmental Entity with respect to a Seller Plan (including any voluntary correction submissions), have been made available to the Buyer. All

Seller Plans comply in all material respects with all applicable law. No Seller Plan is subject to non-U.S. law. There are no unwritten Seller Plans.

(b) Each Seller Plan has been administered in all material respects in accordance with its terms, and each of the Seller and the ERISA Affiliates has met its obligations with respect to each Seller Plan and has timely made all required contributions thereto. The Seller, each ERISA Affiliate and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder. All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the DOL have been timely submitted.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that would reasonably be expected to give rise to any liability. No Seller Plan is or within the last three (3) calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d) All the Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter or opinion letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter, or opinion letter or application therefor in any respect, and no act or omission has occurred that would adversely affect its qualification or increase its cost. There has been no termination or partial termination of such a Seller Plan. Each Seller Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Each Seller Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies. Each Seller Plan is in compliance with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a).

(e) Neither the Seller nor any ERISA Affiliate has ever maintained or contributed to a Seller Plan which was ever subject to Section 412 of the Code or Title IV of ERISA. At no time has the Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) With respect to the Seller Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. The Seller does not have any liability for benefits (contingent or otherwise) under any Seller Plan, except as set forth on the Financial Statements. The assets of each Seller Plan that is funded are reported at their fair market value on the books and records of such Seller Plan.

(g) All group health plans of the Seller and any ERISA Affiliate comply in all material respects with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other applicable laws. Neither the Seller nor any ERISA Affiliate has any liability under or with respect to COBRA for its own actions or omissions, or those of any predecessor. No Seller Plan provides health care continuation coverage beyond termination of employment, except to COBRA qualified beneficiaries at their own, and not at the Seller’s, expense. No person (or any beneficiary of such person) is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable law requires, and there have been no written or oral commitments inconsistent with the foregoing.

(h) No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Buyer, the Seller, any ERISA Affiliate, or any plan participant to (i) any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or any other applicable law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(i) No Seller Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Seller Plan is amendable and terminable unilaterally by the Seller at any time without liability or expense to the Seller or such Seller Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Seller Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Seller from amending or terminating any such Seller Plan, or in any way limits such action.

(k) Section 2.20(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, executive officer or key employee; and (ii) agreement or plan binding the Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Each individual who has received compensation for the performance of services on behalf of the Seller or the ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

(m) The Seller does not accrue, and has no liability to any person with respect to, any vacation, sick time or earned time off for any of the Seller’s employees.

(n) No bonuses shall have been earned by the Seller’s employees through the Closing Date that shall be unpaid as of the Closing Date.

(o) There are no loans or extensions of credit from the Seller or any ERISA Affiliate to any employee of or independent contractor to the Seller.

(p) There is no plan or commitment, whether legally binding or not, to create any additional Seller Plans or to modify any existing Seller Plans with respect to employees of the Seller, except as may be required by applicable law (which requirements as of the date of this Agreement are listed in Section 2.20(p) of the Disclosure Schedule).

(q) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Seller.

(r) Each Seller Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been since January 1, 2005 in compliance with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009. No Seller Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

2.21 Environmental Matters.

(a) The Seller has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.

(b) The Seller does not have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller.

2.22 Legal Compliance.

(a) The Seller is currently conducting, and has at all times since January 1, 2010 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental

Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

(b) Neither the Seller nor any officer, director, employee or agent thereof has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee or agent.

2.23 Permits. Section 2.23 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller. Other than marketing approvals for the Product Candidates and routine qualifications to do business required from applicable Governmental Entities, such listed Permits are the only Permits that are required for the Seller to conduct its business as presently conducted or as currently proposed by the Seller to be conducted. Each such Permit is in full force and effect; the Seller is in material compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

2.24 Certain Business Relationships With Affiliates. No Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller. Section 2.24 of the Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.25 Brokers’ Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

2.26 Books and Records. The minute books and other similar records of the Seller contain complete and accurate records of all actions taken at any meetings of the Seller’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Seller accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices. Section 2.26 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Seller and the names of persons having signature authority with respect thereto or access thereto.

2.27 Product Liability. No product liability claims have been received by the Seller and, to the Seller’s knowledge, no such claims have been made against any other person with respect to the Product Candidates or threatened against the Seller relating to the Product Candidates. There is no judgment, order or decree outstanding against the Seller relating to product liability claims.

2.28 Investment Representation. The Seller is acquiring the Buyer Closing Shares and, when and if issued, the Buyer Holdback Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

2.29 Restricted Securities. The Seller understands that the Buyer Closing Shares and, when and if issued, the Buyer Holdback Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed in this Article II. The Seller understands that (a) the Buyer Closing Shares and the Buyer Holdback Shares are “restricted securities” under applicable U.S. federal and state securities laws, (b) unless they are first registered with the Securities and Exchange Commission under the Securities Act and qualified by state authorities, or an exemption from such registration and qualification requirements is available and the Seller delivers to the Buyer an opinion of legal counsel, satisfactory to the Buyer, to the effect such sale or transfer complies with such exemption, the Buyer Closing Shares and the Buyer Holdback Shares are not transferable and (iii) as a result, the Seller must be prepared to hold the Buyer Closing Shares and the Buyer Holdback Shares indefinitely. The Seller acknowledges that the Company has no obligation to register or qualify the Buyer Closing Shares or the Buyer Holdback Shares for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Closing Shares and the Buyer Holdback Shares, and on requirements relating to the Buyer which are outside of the Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy.

2.30 No Public Market. The Seller understands that no public market now exists for the Buyer Closing Shares or the Buyer Holdback Shares, and that the Buyer has made no assurances that a public market will ever exist for the Buyer Closing Shares or the Buyer Holdback Shares.

2.31 Legend. The certificates representing the Buyer Closing Shares and the Buyer Holdback Shares will bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

2.32 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document,

certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

3.1 Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. The Buyer has furnished to the Seller complete and accurate copies of its Certificate of Incorporation and by-laws. The Buyer is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

3.2 Capitalization. The authorized capital stock of the Buyer consists of (a) 48,500,000 shares of Buyer Common Stock, of which 9,776,198 shares were issued and outstanding as of September 15, 2014, and (b) 30,750,000 shares of Preferred Stock, $.0001 par value per share, of which 23,306,637 shares are issued or outstanding as of September 15, 2014. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the shares of Buyer Common Stock issuable as Transaction Consideration will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.3 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

3.4 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Closing Efforts. Except as otherwise provided in Section 4.9, each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement to be satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.

4.3 Stockholder Approval.

(a) The Seller shall use its Reasonable Best Efforts to obtain, as promptly as practicable, and in any event within 20 business days after the date of this Agreement, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Seller shall provide the Disclosure Statement to its stockholders. The

Buyer agrees to cooperate with the Seller in the preparation of the Disclosure Statement. The Seller agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld, conditioned or delayed). If the Requisite Stockholder Approval is obtained by means of a written consent, the Seller shall send, pursuant to Section 228 of the Delaware General Corporation Law, a written notice to all stockholders of the Seller that did not execute such written consent informing them that the sale of the Acquired Assets as contemplated by this Agreement was approved by the stockholders of the Seller.

(b) The Seller, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Seller vote in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement.

(c) The Seller shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Seller shall not be responsible for the accuracy or completeness of any information concerning the Buyer furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d) The Buyer shall ensure that any information furnished by the Buyer to the Seller in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to keep its physical assets in good working condition, maintain the validity of all Seller Intellectual Property and preserve its business relationships to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the written consent of the Buyer:

(a) except as otherwise provided in Section 4.10, issue or sell any stock or other securities of the Seller or any options, warrants or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) except as otherwise provided in Section 4.10, create, incur or assume any indebtedness (including obligations in respect of capital leases), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.20(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.20 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets that would constitute Acquired Assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature listed or required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(k) make or commit to make any capital expenditure;

(l) institute or settle any Legal Proceeding;

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement not being true and correct at the Closing or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

4.5 Access to Information.

(a) The Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Seller for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.

(b) Within 15 days after the end of each month ending prior to the Closing, beginning with September 30, 2014, the Seller shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Seller as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Seller.

4.6 Notice of Breaches.

(a) From the date of this Agreement until the Closing, the Seller shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Seller supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

4.7 Exclusivity.

(a) The Seller shall not, and the Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Seller, (ii) furnish any non-public information concerning the business, properties or assets of the Seller to any party (other than the Buyer) other than in the Ordinary Course of Business, (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction, or (iv) enter in any agreement with any party (other than the Buyer) concerning any such transaction.

(b) The Seller shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Seller is terminating such discussions or negotiations. If the Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.8 FIRPTA Tax Certificate. Within 10 days prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Seller has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce the Transaction Consideration by an amount equal to any required withholding Tax under Section 1445 of the Code.

4.9 Conduct of AMD Program and Phase 1 Clinical Trial.

(a) The Buyer and the Seller shall have agreed upon the Development Plan concurrently with the execution of the Agreement. Following the execution of the Agreement, the Buyer shall use Reasonable Best Efforts to submit an IND or a Registration to the applicable Regulatory Authority for and to conduct the Phase 1 Clinical Trial of APL-2 in accordance with the Development Plan (together with such other related activities as the Buyer may determine, in its sole discretion, to be necessary, appropriate or desirable, the “AMD Program”). The Buyer shall have sole responsibility for conducting the AMD Program. The costs of conducting the AMD Program shall be allocated between, and funded by, the Seller and the Buyer as set forth in the Development Plan. The Buyer shall be permitted to modify the Development Plan from time to time in such manner as it determines to be appropriate to achieve the purposes set forth therein. The cost of any such modifications shall be paid by the Buyer.

(b) The Seller shall provide the Buyer with, and hereby assigns or grants to the Buyer, such assets (or the right to use such assets) as the Buyer requires to conduct the AMD Program, including without limitation (i) any preclinical or clinical data in its possession and the right to reference such data as the Buyer requests in connection with the submission of an IND for APL-2 and such other clinical, technical and other related reports, records, data, information and materials then in the possession of the Seller that would be useful for the conduct of the AMD Program, (ii) such agreements as the Buyer reasonably requests in connection with its conduct of the AMD Program (or if the Seller is not able to assign any of such agreements, using Reasonable Best Efforts to enable the Buyer to establish relationships with the counterparties to such agreements, including manufacturers, contract research organizations and principal investigators and their institutions) and (iii) the materials described in the Development Plan, including the supply of APL-2 necessary to conduct the AMD Program. The Seller shall provide any other assistance reasonably requested by the Buyer for the purpose of allowing the Buyer to proceed expeditiously with the AMD Program.

(c) Inventions, patentable or not, which result from activities undertaken in connection with the AMD Program and/or in accordance with the Development Plan shall be the exclusive property of the Buyer. The Seller agrees to obtain the cooperation of its employees or obligated parties who are inventors in the preparation, filing and prosecution of patent applications directed to any inventions which may arise under the AMD Program or the Development Plan. Such inventions shall remain the property of the Buyer irrespective of whether the Closing occurs or this Agreement is terminated prior to the Closing.

(d) Notwithstanding Section 8.1 below, if the Buyer terminates this Agreement pursuant to Section 8.1(c), the Buyer shall remain obligated to pay the costs to complete the Phase I Clinical Trial set forth in the Development Plan and deliver to the Seller the Final Report or to close the Phase I Clinical Trial, as directed by the Seller (but, for the avoidance of doubt, the Buyer shall not be responsible for any costs in excess of those set forth in the budget in the Development Plan or the costs of any activities not set forth in the Development Plan).

(e) No more than thirty (30) calendar days after the last patient in the Phase 1 Clinical Trial has received his or her final dose pursuant to the protocol of such trial, the Buyer may request (the “Assessment Request”) that the Assessment Committee (as defined below) assess whether a Phase 2 clinical trial of APL-2 within the dosing range of the Phase 1 Clinical Trial would be reasonable in light of the aggregate data from the Phase 1 Clinical Trial (the “Assessment”). The Buyer would then exercise Reasonable Best Efforts to prepare a summary of the clinical, safety and dosing information from the Phase 1 Clinical Trial (the “Phase 1 Summary”) for review by the Assessment Committee no later than 20 calendar days after the date of the Assessment Request. Upon receipt of the Phase 1 Summary, the Assessment Committee would be jointly instructed by the Parties to exercise its best efforts to deliver the Assessment in writing to the Buyer and the Seller no more than 45 calendar days later. In any such Assessment, the Assessment Committee shall either determine that a Phase 2 clinical trial with APL-2 within the dosing range of the Phase I Clinical Trial would be reasonable as the immediate next development step in light of the aggregate data from the trial (a “Positive Assessment Determination”) or that a Phase 2 clinical trial with APL-2 within the dosing range of the Phase I Clinical Trial would not be reasonable as the immediate next development step in light of the aggregate data from the trial (a “Negative Assessment Determination”). The three (3) independent ophthalmologists specified on Schedule 4.9(e) shall constitute a committee (the “Assessment Committee”) responsible for issuing Assessments in accordance with this Section 4.9(e). If any member of the Assessment Committee is no longer able to serve due to death, incapacity, resignation or otherwise, the Parties shall promptly appoint a replacement to fill such vacancy. The Assessment Committee shall seek to act by consensus, but in the absence of consensus, the Assessment Committee shall issue either a Positive Assessment Determination or a Negative Assessment Determination based on a two-thirds majority vote of its members.

(f) The Parties anticipate that Federico Grossi will manage the AMD Program as an employee of the Buyer. The Buyer shall take no action which, in the event a Closing does not occur, would prevent Mr. Grossi from accepting employment with the Seller following termination of this Agreement.

4.10 Seller’s Right to Raise Capital. In order to raise capital to fund its operations prior to the Closing, the Seller may issue or sell capital stock, warrants or other debt or equity securities of the Seller, including securities of the Seller convertible into or secured by no more than 820,000 of the shares of Buyer Common Stock issuable as the Transaction Consideration.

Any such issuances or sales shall be limited to (a) current stockholders of the Seller or the Buyer or (ii) any other person who has been approved in writing by the Buyer.

4.11 280G. Not less than five (5) business days prior to the Closing, the Seller shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish the disqualified individual’s right to the payment or other compensation, and the Seller shall obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, the Seller shall provide adequate disclosure to Seller stockholders that hold voting stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. At least five (5) business days prior to the vote, the Buyer and its counsel shall be given the right to review and comment on all documents required to be delivered to the Seller’s stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Seller shall reflect all reasonable comments of the Buyer thereon. Buyer and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to Obligations of each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction of the condition that the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement shall have received the Requisite Stockholder Approval.

5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a) the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Seller;

(b) the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c) the Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Seller shall have delivered to the Buyer the Seller Certificate;

(f) the Seller shall have delivered to the Buyer an update, as of the Closing Date, of Section 2.2, setting forth the capitalization of the Seller as of such date;

(g) the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing such Security Interests;

(h) the Seller shall have received the Final Report and no Key Product Event shall have occurred prior to the delivery of the Final Report;

(i) the Seller shall have delivered to the Buyer investment questionnaires in the form attached hereto as Exhibit F from each of the Seller’s stockholders; and

(j) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in Delaware and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a) the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b) the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d) the Buyer shall have delivered to the Seller the Buyer Certificate; and

(e) the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Proprietary Information. From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate. The Seller shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the business of the Seller which are not Assigned Contracts.

6.2 Solicitation and Hiring. For a period of one (1) year after the Closing Date, the Seller shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer. The Seller shall enforce, for the benefit of the Buyer, all confidentiality, non-solicitation and non-hiring assignments and similar agreements between the Seller and any other party which are not Assigned Contracts.

6.3 [Intentionally Omitted.]

6.4 Tax Matters.

(a) All transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by the Seller. The Seller will file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) The Parties agree to report the transactions contemplated by this Agreement for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by law or a taxing authority; provided, however, that it is understood and agreed that the Buyer makes no representations or warranties to the Seller regarding the Tax treatment of the transactions contemplated by this Agreement.

6.5 Sharing of Data.

(a) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

(b) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

6.6 Use of Name. The Seller shall not use, and shall not permit any Affiliate to use, the name “Potentia” or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date of this Agreement.

6.7 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

6.8 Reorganization of Seller. On the Closing Date immediately following the Closing, the Seller shall merge into Potentia Holding LLC. The Seller agrees that such limited liability company shall not use the name “Potentia” or any name reasonably similar thereto. The Seller further agrees that the limited liability company shall not distribute, transfer or assign the Buyer Closing Shares or the Buyer Holdback Shares to its members except in compliance with applicable law and before the earliest to occur of (a) the date six (6) months after the Closing Date, (b) the Sale of the Buyer and (c) an Initial Public Offering.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement; or

(c) any Retained Liabilities.

7.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or

(c) any Assumed Liabilities.

7.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date six (6) months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.3, 3.1 and 3.3 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9 shall survive until 60 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

7.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Damages under Section 7.1(a) shall not exceed the Share Value of the Buyer Holdback Shares and (ii) the Seller shall be liable for only that portion of the aggregate Damages under Section 7.1(a) for which it would otherwise be liable which exceeds $50,000; provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.13, 2.14 or 2.25. For purposes solely of this Article VII, all representations and warranties of the Seller in Article II (other than Sections 2.7 and 2.32) shall be construed as if the term “material” and any reference to “Seller Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties. If the Seller is liable for Damages in excess of the Share Value of the Buyer Holdback Shares, such amount shall be paid by check or wire transfer of immediately available funds.

(b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2 shall not exceed $100,000 and shall be payable in shares of Buyer Common Stock at the Share Value, and (ii) the Buyer shall be liable for only that portion of the aggregate Damages under Section 7.2(a) for which it would otherwise be liable which exceeds $50,000; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.3. For purposes solely of this Article VII, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” were omitted from such representations and warranties.

(c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII and Section 10.13 shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

7.6 Disbursement of Buyer Holdback Shares. Within five business days after the date six (6) months after the Closing Date, the Buyer shall issue to the Seller any Buyer Holdback Shares retained by the Buyer after taking into account all Buyer Holdback Shares that have been canceled due to claims for indemnification made by the Buyer prior to such date. Notwithstanding the foregoing, if the Buyer has previously delivered to the Seller a Claim Notice and the claim covered by such Claim Notice has not been resolved, the Buyer shall retain that number of Buyer Holdback Shares that is equal to the amount of Damages covered by such Claim Notice divided by the Share Value (rounded to the nearest whole number with 0.5 being rounded up). Any such Buyer Holdback Shares shall only be released upon the resolution of the claim that is the subject of such Claim Notice.

7.7 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Transaction Consideration for tax purposes.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;

(c) the Buyer may terminate this Agreement at any time prior to delivery of the Final Report to the Buyer if a Key Product Event shall have occurred;

(d) the Buyer may terminate this Agreement if, at any time prior to the Closing, the FDA issues guidelines or rulings that would have a material adverse effect on the Buyer’s ability to proceed with the clinical development of APL-2 following the Closing;

(e) if an Assessment is conducted and results in a Negative Assessment Determination, the Buyer may terminate this Agreement within 20 days after the Assessment Committee issues the Negative Assessment Determination;

(f) the Buyer may terminate this Agreement in the event the Seller shall have not obtained the approval of this Agreement by at least 97% of the stockholders of the Seller (on an as-converted to Common Stock basis) within 20 business days from the date of this Agreement;

(g) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;

(h) either Party may terminate this Agreement by giving written notice to the other Party at any time after the stockholders of the Seller have voted on whether to approve the sale of the Acquired Assets contemplated by this Agreement in the event such matter failed to receive the Requisite Stockholder Approval;

(i) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before January 31, 2016 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(j) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before January 31, 2016 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

8.2 Effect of Termination. If either Party terminates this Agreement pursuant to Section 8.1, except as otherwise provided in Section 4.9(d), all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for willful breaches of this Agreement).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“2006 Preferred Stock” shall mean the Seller’s Series 2006 Preferred Stock, par value $0.0001 per share.

“2007 Preferred Stock” shall mean the Seller’s Series 2007 Preferred Stock, par value $0.0001 per share.

“Acquired Assets” shall mean all of the assets, properties and rights of the Seller existing as of the Closing, including:

(a) all cash, short-term investments, deposits, bank accounts and other similar assets;

(b) all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;

(c) all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit;

(d) all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

(e) all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

(f) all Intellectual Property;

(g) all rights under Assigned Contracts;

(h) all securities owned by the Seller;

(i) all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;

(j) all Permits and Registrations;

(k) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials;

(l) all insurance policies of the Seller, as well as all proceeds which may be payable thereunder; and

(m) all rights of the Seller in and with respect to the assets associated with its Employee Benefit Plans.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“AMD Program” shall have the meaning set forth in Section 4.9(a).

“Ancillary Agreements” shall mean the Voting Agreement, the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).

“Anti-Kickback Statute” shall mean the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b).

“APL-1” shall mean the drug compound, referred to by Seller as “POT-4” and by the Buyer as “APL-1,” consisting of a Compstatin analog encompassed by the claims of Group 1 or Group 2 of the patent rights licensed under the Amended and Restated Patent License Agreement, dated March 28, 2008, by and between the Seller and The Trustees of the University of Pennsylvania, as amended by the First Amendment dated October 14, 2009.

“APL-2” shall mean the principal drug compound of the Buyer, containing two copies of the APL-1/POT-4 peptide and a clearance modifying moiety.

“Assessment” shall have the meaning set forth in Section 4.9(e).

“Assessment Committee” shall have the meaning set forth in Section 4.9(e).

“Assessment Request” shall have the meaning set forth in Section 4.9(e).

“Assigned Contracts” shall mean any contracts, agreements or instruments to which the Seller is a party, including any agreements or instruments securing any amounts owed to the Seller, any leases or subleases of real property, any employment contracts and any licenses or sublicenses relating to Intellectual Property.

“Assumed Liabilities” shall mean all of the following liabilities of the Seller:

(a) all liabilities of the Seller set forth on the face of (and not solely in any notes to) the Most Recent Balance Sheet, to the extent they have not been paid or discharged prior to the Closing;

(b) all liabilities of the Seller which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business, including with respect to frequency and amount, to the extent that they have not been paid or discharged prior to the Closing; provided that this clause (b) shall not encompass any such liabilities which relate to any breach of contract, breach of warranty, tort, infringement or violation of law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand;

(c) all obligations of the Seller arising after the Closing under the Assigned Contracts; and

(d) all liabilities set forth on Schedule 1.2(a).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.3 is satisfied in all respects.

“Buyer Closing Shares” shall mean (a) the shares of Buyer Common Stock issuable as the Transaction Consideration, minus (b) the Buyer Holdback Shares.

“Buyer Common Stock” shall mean the shares of common stock, $0.0001 par value per share, of the Buyer.

“Buyer Holdback Shares” shall mean 80,000 of the shares of Buyer Common Stock otherwise issuable as the Transaction Consideration.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean two (2) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V) or such other date as the Parties may mutually agree upon. Notwithstanding the foregoing, at the Buyer’s option, the Closing Date shall not be earlier than 30 days after Seller’s delivery to the Buyer of the Final Report, and, if an Assessment is conducted, then either (a) two (2) business days after the Assessment Committee issues a Positive Assessment Determination, or (b) 21 days after the Assessment Committee issues a Negative Assessment Determination.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Seller’s common stock, par value $0.0001 per share.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“CTAs” shall have the meaning set forth in Section 2.14(b).

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Deferred Consent” shall mean an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof.

“Deferred Item” shall mean the contract, lease, authorization, license or permit to which Deferred Consent relates.

“Development Plan” shall mean the development plan and timeline for the AMD Program agreed to by the Seller and the Buyer in connection with the execution of this Agreement, as modified from time to time in accordance with the terms and conditions of this Agreement. The Development Plan shall include the design of the Phase 1 Clinical Trial, the budget for the AMD Program through the delivery of the Final Report and the allocation of responsibility between the Seller and the Buyer for funding the costs of conducting the AMD Program.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.6.

“Disclosure Statement “ shall mean a written proxy or information statement which includes a summary of this Agreement and such disclosure as may be required by applicable securities laws in connection with the issuance of the Buyer Closing Shares.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“EMA” shall mean the European Medicines Agency in the European Union.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the

Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.

“European Union” shall mean, collectively, the European Union as a legal entity and the countries that are officially recognized as member states of the European Union at any relevant time.

“Excluded Assets” shall mean the following assets of the Seller:

(a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

(b) all rights relating to refunds, recovery or recoupment of Taxes of the Seller;

(c) any of the rights of the Seller under this Agreement or under the Ancillary Agreements;

(d) any right to attorney-client or other professional privilege owned by the Seller with respect to any of the Acquired Assets; and

(e) those assets listed on Schedule 1.1(b) attached hereto.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean research, develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” shall mean the United States Food and Drug Administration.

“FDA Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended.

“Federal False Claims Act” shall have the meaning set forth in Section 2.14(d).

“Final Report” shall mean the final report from the contract research organization conducting the Phase 1 Clinical Trial incorporating the feedback from the Buyer and its consultants and provided no later than four months after receipt of the final data from the Phase I Clinical Trial.

“Financial Statements” shall mean:

(a) the unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Seller as of the end of and for each of the years ended December 31, 2012 and December 31, 2013; and

(b) the Most Recent Balance Sheet and the unaudited statements of income, changes in stockholders’ equity and cash flows for the eight (8) months ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government or of the European Union. For the purpose of regulatory matters in the European Union, “Governmental Entity” shall include any notified body accredited by a member state of the European Union to conduct a conformity assessment pursuant to the medical devices laws of the European Union, as applicable.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IND” shall mean an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Initial Public Offering” shall mean the closing of the sale of shares of Buyer Common Stock to the public at a price per share equal to at least $3.75 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Buyer Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40,000,000 of gross proceeds, net of underwriting discounts and commissions, to the Buyer.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) formulae, processes, designs, inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations, and applications for each of the foregoing.

“Key Product Event” shall mean any serious adverse event that (a) is determined by the safety review committee overseeing the safety of the Phase 1 clinical trial to be directly related to intravitreally administered APL-2 (and not predominantly related to any compound with which APL-2 is co-administered) and to have: (i) resulted in death; (ii) been life-threatening; (iii) required inpatient hospitalization or prolongation of existing hospitalization; (iv) resulted in persistent or significant disability or incapacity; (v) resulted in a congenital anomaly or birth defect; or (vi) required significant intervention to prevent permanent impairment or damage; and (b) results in the FDA’s placing a clinical hold on the Phase 1 clinical trial. A “Key Product Event” shall also mean (x) accumulation of aggregates in the eye, or (y) the recommendation by the safety review committee that the administration of APL-2 to participants in the Phase I clinical trial be halted.

“Lease” shall mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“MAA” shall mean a Marketing Authorization Application filed with the EMA, and all amendments and supplements thereto filed with the EMA.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Seller as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean August 31, 2014.

“NDA” shall mean a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto submitted to the FDA.

“Negative Assessment Determination” shall have the meaning set forth in Section 4.9(e).

“Nominee” shall mean a wholly owned subsidiary of the Buyer designated by the Buyer to purchase the Acquired Assets and assume the Assumed Liabilities.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount), and includes settling any Retained Liabilities.

“Parties” shall mean the Buyer and the Seller.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Phase 1 Clinical Trial” shall mean the Phase 1 clinical trial of APL-2 summarized in the Development Plan.

“Phase 1 Summary” shall have the meaning set forth in Section 4.9(e).

“Positive Assessment Determination” shall have the meaning set forth in Section 4.9(e).

“Product Candidates” shall mean APL-1 and APL-2.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registrations” shall mean any investigational new drug applications, new drug applications, or similar regulatory applications of the Seller that have been submitted to or approved by the FDA or any applicable Governmental Entity.

“Regulatory Approval” shall mean (a) as to any Product Candidate in the United States, the approval by the FDA of a New Drug Application, or a supplement to a New Drug Application, for such Product Candidate, in each case as required to market such Product Candidate, (b) as to any Product Candidate in the European Union, either the approval by the EMA of a Marketing Authorization Application for such Product Candidate in the European Union or the approval by the relevant Regulatory Authority in any three (3) of the United

Kingdom, Germany, France, Italy and Spain of a Marketing Authorization Application for such Product Candidate in such country, and (c) as to any Product Candidate in Australia, approval by the relevant Australian Regulatory Authority.

“Regulatory Authority” shall mean the FDA or any health regulatory authority in another country that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for any Product Candidate in such country, including the EMA, and any successor(s) thereto.

“Requisite Stockholder Approval” shall mean the approval of the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement by a majority of the votes represented by the outstanding shares of capital stock of the Seller entitled to vote thereon, and a majority of the Series 2006 Preferred Stock and Series 2007 Preferred Stock, voting together as a separate class.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Restricted Employee” shall mean any person who was an employee of the Buyer on either the date of this Agreement or the Closing Date.

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:

(a) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Acquired Assets);

(b) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c) under this Agreement or the Ancillary Agreements;

(d) for any Taxes of the Seller, including deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any Taxes related to the Acquired Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date, any Taxes for another person for which the Seller is liable, including, but not limited to Taxes for which the Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, and any liabilities of the Seller for sales, use or excise taxes or customs and duties;

(e) under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);

(f) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract, subject to any allocation of AMD Program costs in the Development Plan;

(g) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(h) to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;

(i) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(j) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim); and

(k) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (i) exposure to conditions in existence prior to the Closing or (ii) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing).

“Sale of the Buyer” shall mean (a) a merger or consolidation in which the Buyer or a subsidiary of the Buyer is a constituent party and the Buyer issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Buyer or a subsidiary in which the shares of capital stock of the Buyer outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Buyer or any subsidiary of the Buyer of all or substantially all the assets of the Buyer and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Buyer if substantially all of the assets of the Buyer and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Buyer.

“Safety Notice” shall have the meaning set forth in Section 2.14(i).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Seller) of Section 5.2 is satisfied in all respects.

“Seller Exclusively Licensed Intellectual Property Registrations” shall mean Intellectual Property Registrations under which the Seller has been granted any exclusive license by any third party.

“Seller Intellectual Property” shall mean the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Seller by any third party.

“Seller Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller or (b) the ability of the Buyer to operate the business of the Seller immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

“Seller Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Seller, in whole or in part.

“Seller Owned Intellectual Property Registrations” shall mean Intellectual Property Registrations that are owned by, or are registered or filed in the name of, the Seller, alone or jointly with others.

“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller or any ERISA Affiliate.

“Seller Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Seller, alone or jointly with others.

“Share Value” shall mean $1.25 per Buyer Closing Share (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Buyer Closing Shares occurring after the date of this Agreement and prior to the Closing).

“Stark law” shall have the meaning set forth in Section 2.14(e).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, and any common law trademarks and service marks and trade dress.

“Transaction Consideration” shall mean the 8,200,000 shares of Buyer Common Stock issuable by the Buyer as consideration for the Acquired Assets at the Closing, as set forth in Section 1.3 (such number of shares being subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Buyer Common Stock occurring after the date of this Agreement and prior to the Closing).

“Voting Agreement” shall mean a voting agreement in substantially the form attached hereto as Exhibit E.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated January 1, 2014 between the Buyer and the Seller shall remain in effect in accordance with its terms.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer. Any attempted assignment in contravention of this provision shall be void.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature and by electronic delivery of a signature in a .pdf file.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered when delivered by hand, four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:

Potentia Pharmaceuticals, Inc. 6400 Westwind Way, Suite A Crestwood, KY 40014 Attn: David M. Darst, Jr., Director	Frost Brown Todd LLC 400 West Market Street 32nd Floor Louisville, KY 40202 Attn: Alan K. MacDonald

If to the Buyer:	Copy to:

Apellis Pharmaceuticals, Inc. 6400 Westwind Way, Suite A Crestwood, KY 40014 Attn: Cedric Francois, CEO	WilmerHale 60 State Street Boston, MA 02109 Attn: Stuart Falber

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11 Expenses. Except as set forth in Article VII, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Submission to Jurisdiction. Each Party (a) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

10.14 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

APELLIS PHARMACEUTICALS, INC.

By:	/s/ Cedric Francois
Title:	President

POTENTIA PHARMACEUTICALS, INC.

By:	/s/ David Darst
Title:	Director

Exhibit A

BILL OF SALE

This Bill of Sale dated [●] is executed and delivered by Potentia Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), to Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated September [●], 2014 between the Seller and the Buyer (the “Agreement”).

WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer substantially all of the assets of the Seller, and the Buyer has agreed to assume certain of the liabilities of the Seller;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

1. The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, its successors and assigns, to have and to hold forever, all right, title and interest in, to and under all of the Acquired Assets.

2. The Seller hereby covenants and agrees that it will, at the request of the Buyer and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, the Buyer, its successors and assigns, good, clear, record and marketable title to the Assets hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, and to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of the Agreement.

3. The Seller does hereby irrevocably constitute and appoint the Buyer, its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of the Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all of the Acquired Assets, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release.

4. The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this instrument to be duly executed under seal as of and on the date first above written.

POTENTIA PHARMACEUTICALS, INC.

By:

Title:

Attest:

ACCEPTED:

APELLIS PHARMACEUTICALS, INC.

By:

Title:

Exhibit B

PATENT ASSIGNMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Potentia Pharmaceuticals, Inc. (“Assignor”), hereby assigns to Apellis Pharmaceuticals, Inc., a Delaware corporation having a place of business at 6400 Westwind Way, Suite A, Crestwood, KY 40014 (“Buyer” and herein also referred to as “Assignee”), all of Assignor’s right, title and interest in and to the below-identified patents, patent registrations and patent applications (“Patent Rights”), including all rights to sue for past infringement, the same to be held and enjoyed by Buyer, its successors and assigns, in and throughout the United States of America, its territories and all foreign countries, including but not limited to Assignor’s right, title and interest in and to the invention(s) described in said Patent Rights and such letters patents as may issue from patent applications included within the Patent Rights, including but not limited to non-provisionals, continuations, divisionals, reissues, reexaminations, extensions, and substitutions of said application(s) or such patents, and all priority rights appertaining thereto; said Patent Rights to be held and enjoyed by said Assignee for its own use and behalf and for its successors, assigns and legal representatives, to the full end of the term for which said letters patents may be granted as fully and entirely as the same would have been held by Assignor had this assignment and sale not been made. Assignor hereby conveys all of Assignor’s rights arising under or pursuant to any and all United States laws and international agreements, treaties or laws relating to the protection of industrial property by the filing of any such application(s) within the Patent Rights, including but not limited to any cause(s) of action and damages accruing prior to this assignment. Assignor hereby acknowledges that this assignment, being of Assignor’s entire right, title and interest in and to said invention(s), carries with it the right in Assignee to apply for and obtain from competent authorities in all countries of the world any and all letters patent by attorneys and agents of Assignee’s selection and the right to procure the grant of all letters patent to Assignee in its own name as assignee of Assignee’s entire right, title and interest therein;

AND, Assignor hereby further agrees for ourselves and our executors and administrators to execute upon request any other lawful documents and likewise to perform any other lawful acts which may be deemed necessary to secure fully the aforesaid invention(s) to said Assignee, its successors, assigns, and legal representatives, including the execution of non-provisional, substitution, continuation, divisional, reissue, reexamination, or corresponding foreign or international patent applications but at Assignee’s own expense and charge;

AND, Assignor hereby further agrees to provide factual statements or testimony in any interference or other proceeding in which said invention(s) or any application or patent directed thereto may be involved;

AND, Assignor hereby authorizes and requests the Director of the United States Patent and Trademark Office and such patent office officials in foreign countries as are duly authorized by their laws to issue patents to issue such letters patent as shall be granted upon applications included within the Patent Rights, or applications based thereon, to said Assignee, its successors, assigns, or legal representatives:

Docket No.	Country	Case Type	Application Status	Application Number	Filing Date	Publication Number	Publication Date	Patent Number	Issue Date	Title

[●][1]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]

[1]	NTD: To be provided to Company

Executed as of the          day of [●].

POTENTIA PHARMACEUTICALS, INC.

By:

Name:

Title:

[Signature Page to Patent Assignment]

Exhibit C

TRADEMARK ASSIGNMENT

Potentia Pharmaceuticals, Inc., a Delaware corporation having a place of business at [●] (the “Seller”), has used and is using the trademarks identified on Schedule A and is the owner of the trademark applications and registrations identified on Schedule A, including the goodwill of the business connected with the use of, and symbolized by, said marks.

For good and valuable consideration, the receipt of which is hereby acknowledged, the Seller hereby assigns to Apellis Pharmaceuticals, Inc., a Delaware corporation having a place of business at 6400 Westwind Way, Suite A, Crestwood, KY 40014 (the “Buyer”), the entire right, title and interest in and to the trademark applications and registrations listed on Schedule A and the trademarks which are the subjects thereof, including the goodwill of the business connected with the use of, and symbolized by, said marks.

The Seller further agrees, for itself, its successors and assigns, to execute such further documents and to perform such further lawful acts as may reasonably be requested by the Buyer to effectuate this assignment.

Witness my hand and seal this [●] day of [●], [●].

POTENTIA PHARMACEUTICALS, INC.

By:

Title:

County of )

State of )

Then personally appeared the above named                      of the Seller and acknowledged the foregoing act to be his or her free act and deed, before me, this [●] day of [●], [●].

Notary Public

My commission expires:

DECLARATION OF ACCEPTANCE

The Buyer hereby agrees to this assignment of the listed trademark applications and registrations from the Seller and applies for recording of this Assignment in the registers of the corresponding Trademark offices.

Witness my hand and seal this [●] day of [●], [●].

APELLIS PHARMACEUTICALS, INC.

By:

Title:

State of )

County of ) ss.

Then personally appeared the above named                      of the Buyer and acknowledged the foregoing act to be his or her free act and deed, before me, this [●] day of [●], [●].

Notary Public

My commission expires:

SCHEDULE A

Trademark Applications and Registrations in the United States of America

APPLICATIONS

TRADEMARK	SERIAL NO.	FILING DATE

REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE

Exhibit D

This Instrument of Assumption of Liabilities dated [●], is made by Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), in favor of Potentia Pharmaceuticals, Inc., a Delaware corporation (the “Seller”). All capitalized words and terms used in this Instrument of Assumption of Liabilities and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated [September] [●], 2014 between the Seller and the Buyer (the “Agreement”).

WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer substantially all of the assets of the Seller; and

WHEREAS, in partial consideration therefor, the Agreement requires the Buyer to assume certain of the liabilities of the Seller;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer hereby agrees as follows:

1. The Buyer hereby assumes and agrees to perform, pay and discharge the Assumed Liabilities.

2. The Buyer does not hereby assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities.

3. Nothing contained herein shall require the Buyer to perform, pay or discharge any liability, obligation or commitment expressly assumed by the Buyer herein so long as the Buyer in good faith contests or causes to be contested the amount or validity thereof.

4. Nothing herein shall be deemed to deprive the Buyer of any defenses, set-offs or counterclaims which the Seller may have had or which the Buyer shall have with respect to any of the Assumed Liabilities (the “Defenses and Claims”). The Seller hereby transfers, conveys and assigns to the Buyer all Defenses and Claims and agrees to cooperate with the Buyer to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by the Buyer in connection with such Defenses and Claims.

5. The Buyer, by its execution of this Instrument of Assumption of Liabilities, and the Seller, by its acceptance of this Instrument of Assumption of Liabilities, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of either party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

IN WITNESS WHEREOF, the Buyer and the Seller have caused this instrument to be duly executed under seal as of and on the date first above written.

APELLIS PHARMACEUTICALS, INC.

By:

Title:

Attest:

ACCEPTED:

POTENTIA PHARMACEUTICALS, INC.

By:

Title:

Exhibit E

VOTING AGREEMENT

This is a Voting Agreement (this “Agreement”), dated as of [●], between Apellis Pharmaceuticals, Inc., a Delaware corporation (“Apellis”), and Potentia Pharmaceuticals, Inc., a Delaware corporation (“Potentia”).

A. This Agreement is being executed and delivered under the terms of the Asset Purchase Agreement dated as of September [22], 2014 between Apellis and Potentia (the “Asset Purchase Agreement”) pursuant to which Apellis or its Nominee will purchase substantially all of the assets and assume certain of the liabilities of Potentia, for which Apellis will pay consideration consisting of 8,200,000 shares of Apellis common stock (such number of shares being subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting Apellis common stock occurring after the date of the Asset Purchase Agreement and prior to the Closing) (such shares and any other securities of the Company, by whatever name called, which carry voting rights, which are subsequently acquired by Potentia being referred to collectively as the “Transaction Shares”).

C. The Asset Purchase Agreement provides that Potentia shall execute and deliver this Agreement to Apellis at the Closing of the Transaction.

D. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Representations.

Potentia represents and warrants to Apellis that Potentia has full corporate power and authority to enter into, execute and deliver this Agreement and to perform fully Potentia’s obligations hereunder (including the proxy described in Section 2(b) below). This Agreement has been duly and validly executed and delivered by Potentia and constitutes the legal, valid and binding obligation of Potentia, enforceable against Potentia in accordance with its terms.

2.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Potentia agrees that during the term of this Agreement:

(i) on any matter submitted for a vote of holders of common stock of Apellis, Potentia will vote (or abstain from voting) the Transaction Shares in the same ratio(s) as the other holders of Apellis common stock vote their shares. For example, if the other holders of Apellis common stock vote 87% in favor of a resolution, 9% against, and 4% abstain, then the Transaction Shares will be voted in the same ratios;

(ii) if holders of common stock of Apellis are requested to vote their shares through the execution of an action by written consent in lieu of any meeting of stockholders of Apellis, Potentia will execute a written consent or consents, only with respect to that percentage of the Transaction Shares equal to the percentage of the shares of Apellis common stock held by the other holders of Apellis common stock for which written consents are executed and delivered.

(b) Potentia hereby constitutes and appoints Apellis and any designee of Apellis, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to represent and vote (or act by written consent) during the term of this Agreement with respect to the Transaction Shares in the manner set forth in Section 2(a). This proxy and power of attorney is given in consideration of the agreements and covenants of Apellis and Potentia in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates. Potentia shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

3.	No Voting Trusts or Other Arrangement.

Except as provided in the Voting Agreement dated as of July 30, 2013 by and among Apellis and the Stockholders (as defined therein), as amended from time to time (the “Existing Voting Agreement”) to which Potentia shall become a party on the date hereof, Potentia revokes any and all previous proxies with respect to the Transaction Shares and agrees that it will not, and will not permit any entity under Potentia’s control to, deposit any of the Transaction Shares in a voting trust, grant any proxies with respect to the Transaction Shares or subject any of the Transaction Shares to any arrangement with respect to the voting of the Transaction Shares other than agreements entered into with Apellis.

4.	Transfer and Encumbrance; Legend.

(a) Potentia agrees that during the term of this Agreement, Potentia will not, directly or indirectly, transfer, sell, offer, exchange, assign, or otherwise dispose of (“Transfer”) any of the Transaction Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of any of the Transaction Shares or Potentia’s voting interest therein, except as permitted by the Asset Purchase Agreement.

Any attempted Transfer of the Transaction Shares or any interest therein in violation of this Section 4 shall be null and void. This Section 4 shall not prohibit a Transfer of the Transaction Shares to a successor to Potentia in connection with the reorganization of Potentia as a Delaware limited liability company as contemplated by the Asset Purchase Agreement; provided that the successor agrees in a writing reasonably satisfactory in form and substance to Apellis to be bound by all of the terms of this Agreement.

(b) All certificates representing Transaction Shares owned or hereafter acquired by Potentia or any transferee of Potentia bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“The shares of stock represented by this certificate are subject to certain voting agreements as set forth in a Voting Agreement, as amended and/or restated from time to time, by and among the registered owner of this certificate and the Company, a copy of which is available for inspection at the offices of the Secretary of the Company.”

5.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the date Potentia or any successor to whom Potentia has transferred the Transaction Shares as permitted by this Agreement and who is bound by the terms of this Agreement ceases to own or control any Transaction Shares, (b) the Sale of the Buyer, or (c) an Initial Public Offering, as those terms are defined in the Asset Purchase Agreement.

6.	Specific Performance.

Each Party acknowledges that it will be impossible to measure in money the damage to the other Party if a Party fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each Party agrees that, in addition to remedies at law or damages, the other Party shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, and will not oppose such relief on the basis that the other Party has an adequate remedy at law. Each Party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

7.	Entire Agreement.

This Agreement, together with the Existing Voting Agreement, supersedes all prior agreements, written or oral, between the Parties with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. To the extent the the provisions of the Existing Voting Agreement conflict with the provisions of this Agreement, the provisions of the Existing Voting Agreement shall control and supersede the provisions of this Agreement.

8.	Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller: Potentia Pharmaceuticals, Inc. 6400 Westwind Way, Suite A Crestwood, KY 40014 Attn: David M. Darst, Director	Copy to: Frost Brown Todd LLC 400 W. Market Street, Suite 3200 Louisville, KY 40202 Attn: Alan K. MacDonald

If to the Buyer: Apellis Pharmaceuticals, Inc. 6400 Westwind Way, Suite A Crestwood, KY 40014 Attn: Cedric Francois, CEO	Copy to: WilmerHale 60 State Street Boston, MA 02109 Attn: Stuart Falber.

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each Party (a) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8, provided that nothing in this Section 9 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

(c) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e) Each Party shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g) Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Potentia may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to a successor as provided in Section 4. Any assignment contrary to the provisions of this Section 9(g) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

APELLIS PHARMACEUTICALS, INC.

By:

Title:

POTENTIA PHARMACEUTICALS, INC.

By:

Title:

POTENTIA PHARMACEUTICALS INC.

ACCREDITED INVESTOR QUESTIONNAIRE

(Natural Persons)

Responses to this Accredited Investor Questionnaire will be used by Potentia Pharmaceuticals, Inc. (the “Company”) and a potential acquirer of substantially all the assets of the Company (the “Potential Buyer”) to qualify equityholders of the Company for purposes of federal and state securities laws with respect to a potential issuance of securities by the Potential Buyer to the equityholders of the Company in connection with a potential acquisition of substantially all the assets of the Company by the Potential Buyer.

1.	BASIC INFORMATION:

Name

Address

Telephone	Fax

2.	REPRESENTATIONS:

The undersigned hereby represents as follows:

☒      (Check all that apply)

☐	that he or she is an accredited investor as defined in Rule 501(a)(4), (5) or (6) of Regulation D based on the following:

☐	The equityholder is a natural person whose individual net worth, or joint net worth with that person’s spouse, excluding the value of the equityholder’s primary residence, at the time of his purchase exceeds $1,000,000.

☐	The equityholder is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

------ or ------

☐	that he or she is not an accredited investor as defined in Rule 501(a)(4), (5) or (6) of Regulation D.

The above information is true and correct in all respects. The undersigned recognizes that the Company and the Potential Buyer are relying on the truth and accuracy of such information so that they may rely on certain exemptions from registration under the Securities Act of 1933, as amended, and the securities laws of certain states in connection with a potential issuance of securities by the Potential Buyer. The undersigned agrees to notify the Company promptly of any changes in the foregoing information which may occur prior to the investment.

Signature:

Print Name:

Dated:

POTENTIA PHARMACEUTICALS INC.

ACCREDITED INVESTOR QUESTIONNAIRE

(Entities)

Responses to this Accredited Investor Questionnaire will be used by Potentia Pharmaceuticals, Inc. (the “Company”) and a potential acquirer of substantially all the assets of the Company (the “Potential Buyer”) to qualify equityholders of the Company for purposes of federal and state securities laws with respect to a potential issuance of securities by the Potential Buyer to the equityholders of the Company in connection with a potential acquisition of substantially all the assets of the Company by the Potential Buyer.

1.	BASIC INFORMATION:

Name

Address

Telephone	Email	Fax

2.	REPRESENTATIONS. The undersigned hereby represents as follows:

☒      (Check all that apply)

☐	that it is an accredited investor as defined in Rule 501(a) of Regulation D by virtue of its being:

☐	a bank as defined in section 3(a)(2) of the Securities Act of 1933 (the “Securities Act”) or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, acting in either an individual or fiduciary capacity;

☐	a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

☐	an insurance company as defined in section 2(13) of the Securities Act;

☐	an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

☐	a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐	a plan established and maintained by a state, its political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, which plan has total assets in excess of $5,000,000;

☐

an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, which satisfies one of the following criteria: (i) the investment decision for such plan is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser;

(ii) such plan has total assets in excess of $5,000,000; or (iii) such plan is a self-directed plan and its investment decisions are made solely by persons who are “accredited investors” within the meaning of Rule 501(a) under the Securities Act;

☐	a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐	an organization described in section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, which was not formed for the specific purpose of investing in the Company, and which has total assets in excess of $5,000,000;

☐	a trust with total assets in excess of $5,000,000, which was not formed for the specific purpose of investing in the Company and whose investment in the Company is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Company; or

☐	any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a) under the Securities Act.

------ or ------

☐	that it is not an accredited investor as defined in Rule 501(a) of Regulation D.

The above information is true and correct in all respects. The undersigned recognizes that the Company and the Potential Buyer are relying on the truth and accuracy of such information so that they may rely on certain exemptions from registration under the Securities Act of 1933, as amended, and the securities laws of certain states in connection with a potential issuance of securities by the Potential Buyer. The undersigned agrees to notify the Company promptly of any changes in the foregoing information which may occur prior to the investment.

ENTITY NAME:

By:
Signature of Authorized Representative

Printed Name of Authorized Representative

Printed Title of Authorized Representative